Exhibit 99.1

Cindy Demers – Corporate and Government Affairs (480) 754-4090

Stephen Blum – Investor Relations (480) 754-5040

Dial Stockholders Approve Henkel Merger

Scottsdale, Ariz., March 24, 2004 - The Dial Corporation (NYSE: DL) today announced that its stockholders approved the merger agreement entered into by Dial and Henkel in December 2003. Holders of approximately 63.6% of Dial’s outstanding common stock voted in favor of the merger. Of the outstanding shares that were cast at the meeting, 98.8% voted in favor of the merger with less than 1% voting against. The closing of the transaction is subject to customary closing conditions and is expected to occur on March 29, 2004.

     Herbert M. Baum, Chairman, President and CEO of Dial said “We are pleased that our shareowners have approved the merger with Henkel by such a wide margin. This overwhelming vote demonstrates that this transaction is in the best interests of our shareowners. Over the past three and a half years, our shareowners have experienced a tremendous increase in the value of Dial stock. We now look forward to becoming part of Henkel and to working together to further grow our brands.”

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

     Henkel is a leader with brands and technologies that make people’s lives easier, better and more beautiful. The Henkel Group operates in three strategic business areas – Home Care, Personal Care and Adhesives, Sealants and Surface Treatment. In fiscal 2003 the Henkel Group generated sales of 9.436 billion euros and an operating profit (EBIT) of 706 million euros. 50,000 employees work for the Henkel Group worldwide. People in 125 countries around the world trust the brands and technologies from Henkel.

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